EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114065 on Form S-3 of our report dated March 2, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption on January 1, 2003 of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”) relating to the financial statements and financial statement schedule of Interstate Power and Light Company, appearing in this Annual Report on Form 10-K of Interstate Power and Light Company for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 2, 2005